Exhibit 10.1

SECOND AMENDMENT TO
THE PINNACLE WEST CAPITAL CORPORATION
SAVINGS PLAN

Pinnacle West Capital Corporation (the “Company”) previously established the Pinnacle West Capital Corporation Savings Plan (the “Plan”).  The Plan has been amended and restated on a number of occasions.  Most recently, the Plan was amended and restated effective January 1, 2011.  The Plan was subsequently amended on one occasion.  By this instrument, the Company desires to amend the Plan to: (i) comply with federal guidance regarding the definition of the term “Spouse;” (ii) eliminate references to Participant default into the Professional Account Management Program; and (iii) clarify the allocation of the annual recordkeeping fee charged by the Recordkeeper.

1.                                      Section 2.43 (Definitions — Spouse) of the Plan is hereby amended and restated in its entirety to read as follows:

2.43                                                Spouse.

Effective June 26, 2013, “Spouse” means an individual who is married to a Participant, of the opposite or same sex, if the marriage was validly entered into in a state whose laws authorize the marriage of the two individuals even if the married couple is domiciled in a state that does not recognize the validity of the marriage.  For purposes of this definition, “state” means any domestic or foreign jurisdiction having the legal authority to sanction marriages.

2.                                      Effective as of June 28, 2014, Section 8.1B (Allocation and Investments — Professional Account Management Program) of the Plan is hereby amended and restated in its entirety to read as follows:

8.1.B                                           Professional Account Management Program.

Under the Professional Account Management Program, Participants may relinquish control over the investment of their Accounts to a Professional Account Manager selected by the Investment Management Committee in accordance with the provisions of the trust agreement.  Each Employee who is a Participant in the Plan, may elect to participate in the Professional Account Management Program in accordance with the rules and procedures established by the Administrative Committee. Participants who participate in the Professional Account Management Program will not be able to direct the investment of their accounts pursuant to Section 8.2 (Participant Directed Individual Account Plan) unless and until such Participants’ participation in the Professional Account Management Program has been terminated in the manner prescribed by the Administrative Committee.

3.                                      Effective as of January 1, 2014, Section 16.1(f) (Administrative Committee and Investment Management Committee — Compensation and Expenses) of the Plan is hereby amended by deleting the third paragraph and replacing it with the following new paragraph:

The annual recordkeeping fee charged by the Recordkeeper shall be in a uniform dollar amount charged directly and solely to the account of each Participant or beneficiary and shall be deducted pro-rata from the respective Accounts on a quarterly basis.

IN WITNESS WHEREOF, the Company has caused this Second Amendment to be executed by one of its duly authorized officers on this 19th day of June, 2014.

PINNACLE WEST CAPITAL CORPORATION

By	/s/ Donald E. Brandt
	Its	Chairman of the Board, Chief Executive Officer & President